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                            EXHIBIT 21

                       LIST OF SUBSIDIARIES

              Swisher Hygiene Franchise Corporation
             Swisher International of Charlotte, Inc.
          Swisher International of South Carolina, Inc.
                       Swisher Maids, Inc.
                 Swisher Hygienic Services, Inc.
                    Jacksonville Hygiene, Inc.
                       Surface Doctor, Inc.
                          F.M.S., Inc.